Exhibit 99.1

Safety Shot Partners with Prime CSB to Expand Distribution Into New York and New Jersey

The First of Its Kind Beverage Adds Two Key Markets to Distribution as Part of Its Northeast Expansion Plan

JUPITER, FL, June 5, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), announced today its availability throughout key market states New York and New Jersey via boutique broker, Prime CSB. Making further strides in the Company’s larger Northeast expansion plan, Prime CSB has represented some of the top candy and food manufacturers, both domestically and around the world.

Representing a key set of customers for Safety Shot, Prime CSB has a focused market in the New York and New Jersey regions. With 30 years of distribution experience, Prime CSB offers a personalized experience for agents and clients with a limited set of customers offering focused selling services for candy, beverage, and specialty products in the New York and New Jersey markets. The expansion strategy will call on Cash N Carry, wholesale distributors, specialty Distributors, as well as independent supermarkets in the New York and New Jersey metropolitan market.

“As we consistently strive to broaden our reach and impact for Safety Shot, it’s integral to lean on regional experts like Prime CSB to help find the perfect home for the brand and target key consumers,” said Josh Wagner, Chief Revenue Officer at Safety Shot. “New York and New Jersey are two high-volume regions that make up a significant part of our overarching Northeast expansion efforts. With demand on the rise and as we hit peak summer season, we’re excited to introduce Safety Shot to more consumers and provide wider access to this effective product.”

This latest expansion aligns with the brand’s comprehensive distribution rollout across the entire Northeast region and comes on the heels of its distribution announcement across Las Vegas and partnerships with GoPuff, BevMo and more.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Melissa Kanter

Phone: 201-213-3239

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com